Exhibit 10.11.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of November 1, 2011, by and between ARE-SD REGION NO. 18, LLC, a Delaware limited liability company (“Landlord”), and BIOCEPT, INC., a California corporation (“Tenant”).

RECITALS

A.        Landlord and Tenant are now parties to that certain Lease dated as of March 31, 2004 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 38,369 square feet of Rentable Area (“Original Premises”) in a building located at 5810 Nancy Ridge Drive, San Diego, California (“Building”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.        Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding approximately 9,849 square feet of Rentable Area in the Building, and (ii) extend the base term of the Lease through October 31, 2018.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises.  In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the first floor of the Building known as Suite 100, consisting of approximately 9,849 square feet of Rentable Area, as shown on Exhibit A attached hereto (the “Expansion Premises”).

2.

Delivery.  Landlord shall use reasonable efforts to deliver full possession of the Expansion Premises to Tenant for the construction of the Tenant Improvements in the Expansion Premises on or before the Target Expansion Premises Commencement Date (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable except as provided herein. If Landlord does not Deliver the Expansion Premises within 90 days of the Target Expansion Premises Commencement Date for any reason other than Force Majeure delays and delays caused by Tenant, the provisions of this First Amendment with respect to the Expansion Premises only (including without limitation Sections 1, 2, 3, 4, 5(ii), 6(b), 7 and 8 of this First Amendment) (collectively, the “Expansion Premises Provisions”), may be terminated by Tenant by written notice to Landlord, and if so terminated, neither Landlord nor Tenant shall have any further rights, duties or obligations under the Expansion Premises Provisions of this First Amendment; provided, however, all terms, conditions and provisions of this First Amendment other than the Expansion Premises Provisions shall remain unmodified and in full force and effect, except that Section 6(d) and Section 5(b) of the Work Letter shall be revised to provide for a maximum TI Allowance of $959,225 in the aggregate. As used herein, the term “Tenant Improvements” shall have the meaning set forth for such term in the Work Letter attached to this First Amendment as Exhibit B. If Tenant does not elect to void the Expansion Premises Provisions of this First Amendment within 5 business days of the lapse of such 90 day period, such right to void the Expansion Premises Provisions of this First Amendment shall be waived and all provisions of this First Amendment shall remain in full force and effect.

The “Expansion Premises Commencement Date” shall be the date that Landlord delivers the Expansion Premises to Tenant with Landlord’s Work (as defined below) substantially completed provided that in no event shall the Expansion Premises Commencement Date occur prior to the Target Expansion Premises Commencement Date. The “Target Expansion Premises Commencement Date” shall be May 1, 2013. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to this First Amendment as Exhibit C; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. As used herein, “Landlord’s Work” shall mean the work required in the Building, as reasonably determined by Landlord and agreed upon by Tenant, required to connect the Original Premises with the Expansion Premises. Landlord and Tenant shall work together in good faith to prepare plans and a budget for Landlord’s Work mutually acceptable to Landlord and Tenant, each in their reasonable discretion. The cost of Landlord’s Work, up to $5.00 per rentable square foot of the Expansion Premises (“Landlord Work Cap”) shall be paid for by Landlord. Tenant shall be responsible for the costs of Landlord’s Work in excess of the Landlord Work Cap and shall reimburse Landlord for such costs of Landlord’s Work in excess of the Landlord Work Cap within 10 days after delivery to Tenant of an invoice therefor. Landlord and its contractors and agents shall have the right to enter the Original Premises to complete Landlord’s Work and Tenant shall cooperate with Landlord in connection with the same. Tenant acknowledges that Landlord’s completion of Landlord’s Work may adversely affect Tenant’s use and occupancy of the Original Premises. Tenant waives all claims against Landlord in connection with Landlord’s Work including, without limitation, claims for rent abatement. During Landlord’s construction of Landlord’s Work, provided that Tenant does not interfere with Landlord’s Work, Tenant shall be permitted to access the Expansion Premises to construct any desired Tenant Improvements, to install Tenant’s furniture, fixtures, cabling and equipment, and to generally prepare the Expansion Premises for Tenant’s occupancy. Upon any interference with Landlord’s Work by Tenant, Landlord shall have the right to exclude Tenant from the Premises until substantial completion of Landlord’s Work.

Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove any improvements located in the Original Premises as of the date of this First Amendment or located in the Expansion Premises as of the Expansion Premises Commencement Date. Notwithstanding the foregoing, Landlord may, at the time its approval of any Tenant Improvements is requested, notify Tenant that Landlord requires that Tenant remove such Tenant Improvements upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Tenant Improvements upon the expiration or earlier termination of the Term, at Tenant’s cost.

Except as set forth in this First Amendment or in the Work Letter: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Notwithstanding anything to the contrary contained in the Lease, as of the Expansion Premises Commencement Date, the defined term “Premises,” as used in the

Lease, shall mean the entire Building, consisting of approximately 48,218 square feet of Rentable Area.

As of the Expansion Premises Commencement Date, Exhibit B to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this First Amendment.

4.

Address of Tenant’s Building.  Commencing on the Expansion Premises Commencement Date, the defined term “Address of Tenant’s Building” in the Basic Lease Provisions shall be deleted in its entirety and replaced with the following:

“Address of Tenant’s Building:

5810 Nancy Ridge Drive, San Diego, California 92122”

5.

Term. Notwithstanding anything to the contrary contained in the Lease, the base term of the Lease (“Base Term”) shall be the period beginning (i) with respect to the Original Premises, on the Term Commencement Date, and (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on October 31, 2018 (“Term Expiration Date”).

6.	Basic Annual Rent.

a.        Original Premises.  Tenant shall continue to pay Annual Basic Rent for the Original Premises as provided for in the Lease through October 31, 2011. So long as no event of default by Tenant has occurred or is continuing under the Lease (beyond any applicable notice or cure periods), Tenant shall not be required to pay Basic Annual Rent for the Original Premises for the period commencing November 1, 2011, through March 31, 2012. Commencing on April 1, 2012, Tenant shall commence paying Basic Annual Rent for the Original Premises at the rate of $2.00 per square foot of Rentable Area of the Original Premises per month.

b.        Expansion Premises.  Commencing on the Expansion Premises Commencement Date, Tenant shall pay Basic Annual Rent for the Expansion Premises at the same rate per square foot that Tenant is then paying for the Original Premises, as increased pursuant to Section 6(c) below.

c.        Annual Rent Adjustments.  Basic Annual Rent shall be increased on November 1, 2012, and on each November 1st thereafter during the Base Term of the Lease (each an “Adjustment Date”) by multiplying the Basic Annual Rent payable immediately before such Adjustment Date by 3% (“Rent Adjustment Percentage”) and adding the resulting amount to the Basic Annual Rent payable immediately before such Adjustment Date. Basic Annual Rent, as so adjusted, shall thereafter be due as provided herein. Adjustments of Basic Annual Rent for any fractional calendar month shall be prorated.

d.        TI Allowance Adjustments.  Landlord shall, subject to the terms of the Work Letter, make available to Tenant a tenant improvement allowance (“TI Allowance”) for the construction of the Tenant Improvements of up to $25.00 per rentable square foot of the Premises, or $1,205,450 in the aggregate. In addition to Basic Annual Rent, Tenant shall pay, concurrently with Basic Annual Rent, the amount necessary to fully amortize the portion of the TI Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 9% per annum over the remainder of the Base Term (“Tl Rent”). Tenant acknowledges that because the Tl Allowance may be disbursed to Tenant in multiple phases through October 31, 2013, the TI Rent payable by Tenant pursuant to this Section 6(d) may be adjusted following each such disbursement. The TI Allowance shall only be available for use by Tenant as part of the construction of the Tenant Improvements, and Tenant shall have no right thereafter to use any undisbursed portion thereof.

7.	Rentable Area. Commencing on the Expansion Premises Commencement Date, the defined term “Rentable Area” in the Basic Lease Provisions shall be deleted in its entirety and replaced with the following:

 “Rentable Area: Approximately 48,218 square feet”

The Rentable Area shall not be subject to re-measurement.

8.	Tenant’s Pro Rata Share.

a.        Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Pro Rata Share” in the Basic Lease Provisions shall be deleted in its entirety and replaced with the following:

“Tenant’s Pro Rata Share: 55.23% of the Project”

b.        Commencing on the Expansion Premises Commencement Date, Section 7.3(a) of the Lease shall be deleted and replaced in its entirety with the following:

“(a)        ‘Tenant’s Pro Rata Share’ under this Lease shall mean 55.23%, determined by dividing the Rentable Area of the Premises by the total Rentable Area of the Project.”

9.

Early Termination Right. Tenant shall have the right, subject to the provisions of this Section 9, to terminate the Lease (“Termination Right”) with respect to the entire Premises only as of expiration of October 31, 2016 (“Early Termination Date”), so long as Tenant delivers to Landlord (i) a written notice (“Termination Notice”), of its election to exercise its Termination Right on or before February 1, 2016, and (ii) concurrent with Tenant’s delivery to Landlord of the Termination Notice delivers, an early termination payment equal to (1) the unamortized amount of the TI Allowance provided to Tenant, (2) all of the unamortized leasing commissions paid by Landlord in connection with this First Amendment, and (3) an amount equal to 6 monthly installments of Basic Annual Rent at the rate payable as of the Early Termination Date (collectively, the “Early Termination Payment”). If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease. In the event that (i) Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided in this paragraph, or (ii) Tenant exercises its Right of First Refusal under Section 41 of the Lease at any time after December 31, 2012, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 9 shall have no further force or effect.

10.	Extension of Term of Lease. Section 40 of the Lease is hereby deleted and replaced in its entirety with the following:

“40.        Right to Extend Term.  Tenant shall have the right to extend the term of the Lease upon the following terms and conditions:

              (a)        Extension Rights.  Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Basic Annual Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior, and no earlier than 12 months prior, to the expiration of the Base Term of the Lease or the expiration of any prior Extension Term.

Upon the commencement of any Extension Term, Annual Basic Rent shall be payable at the Market Rate (as defined below). Annual Basic Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by the Rent Adjustment Percentage. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant for space of comparable size and quality (including all alterations and other improvements) in comparable laboratory buildings in the Sorrento Mesa area for a comparable term, taking into account all relevant factors, including without limitation tenant inducements, leasing commissions, allowances and/or concessions.

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate for the first year of the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b)	Arbitration.

(i)        Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Annual Basic Rent for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Annual Basic Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)        The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate is not determined by the first day of the Extension Term, then Tenant shall pay Landlord Annual Basic Rent in an amount equal to the Annual Basic Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the Extension Term.

(iii)        An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Diego metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Diego metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)        Rights Personal.  Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned to any Permitted Transferee of this Lease.

(d)        Exceptions.  Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i)        during any period of time that Tenant is in default under any provision of this Lease (beyond all applicable notice and cure periods);

(ii)        during any period that Tenant (collectively with its Permitted Transferees, if any) occupies less than 100% of the Premises; or

(iii)        if Tenant has been in default (beyond all applicable notice and cure periods) under any provision of this Lease 3 or more times, whether or not the defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the defaults are cured.

(e)        No Extensions.  The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(f)        Termination.  The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails, subject to all applicable notice and cure periods, to timely cure any default by Tenant under this Lease; or (ii) Tenant has defaulted (beyond all applicable notice and cure periods) 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such defaults are cured.”

11.	Right of First Refusal. Section 41 of the Lease is hereby deleted and replaced in its entirety with the following:

“41.	Right of First Refusal.

(a)        Each time during the Base Term of the Lease that Landlord intends to agree to a written proposal (the “Pending Deal”) to lease the Available Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal. For purposes of this Section 41(a), “Available Space” shall mean all or any portion of the building in the Project known as 5820 Nancy Ridge Drive (“5820 Building”), consisting of approximately 39,080 square feet of Rentable Area, which is not occupied by a tenant or which is occupied by a then existing tenant and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 41(a) only with respect to the entire Available Space described in such Pending Deal Notice (“Identified Space”). Within 5 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Available Space pursuant to this Section 41(a) is hereinafter referred to as the “Right of First Refusal.” If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 5 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as this Lease except that the terms of this Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space. Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter apply to the Available Space. If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 5 business day period, Tenant shall be deemed to have waived its rights under this Section 41(a) to lease the Identified Space, and Landlord shall have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord; provided, however, that in the event the economic terms as stated in the Pending Deal Notice are altered so as to reduce the Net Effective Rental Rate (as defined below) by more than ten percent (10%), Landlord will again be obligated to offer the Identified Space to Tenant on such revised terms and Tenant will have three (3) business days to deliver the Space Acceptance Notice as set forth above. The term “Net Effective Rental Rate” shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions.

(b)        Amended Lease.  If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii) after the expiration of a period of 20 days after Landlord’s delivery to Tenant of a lease amendment or lease agreement for Tenant’s lease of the Identified Space, no lease amendment or lease agreement for the Identified Space, acceptable to both parties each in their sole and absolute discretion, has been executed, Tenant shall be deemed to have forever waived its right to lease such Identified Space (subject to the terms of Section 41(a) above). Landlord and Tenant agree to negotiate any such lease amendment or lease agreement in good faith.

(c)        Exceptions.  Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)        during any period of time that Tenant is in default under any provision of the Lease (beyond all applicable notice and cure periods);

(ii)        during any period that Tenant (collectively with its Permitted Transferees, if any) occupies less than 100% of the Premises; or

(iii)        if Tenant has been in default (beyond all applicable notice and cure periods) under any provision of the Lease 3 or more times, whether or not the defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

(d)        Termination.  The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal, if, after such exercise, but prior to the commencement date of the lease of such Identified Space, (i) Tenant fails, subject to all applicable notice and cure periods, to timely cure any default by Tenant under the Lease; or (ii) Tenant has defaulted (beyond all applicable notice and cure periods) 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such defaults are cured.

(e)        Subordinate.  Tenant’s rights in connection with the Right of First Refusal are and shall be subject to and subordinate to any expansion or extension rights granted in the 5820 Building to Celula, Inc.

(f)        Rights Personal.  The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned to any Permitted Transferee of this Lease.

(g)        No Extensions.  The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

12.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Studley, Inc. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

13.

Financial Information.  Upon Landlord’s request, Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Notwithstanding the foregoing, in no event shall Tenant be required to provide any financial information to Landlord which Tenant does not otherwise prepare (or cause to be prepared) for its own purposes.

14.

OFAC.  Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

15.

Redevelopment of Project.  Tenant acknowledges that Landlord, in its sole discretion, may from time to time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or the Permitted Use of the Premises, and Landlord shall use reasonable efforts to minimize interference with Tenant’s business operations in the Premises.

16.	Miscellaneous.

a.        This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.        This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.        This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.        Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

BIOCEPT, INC., a California corporation

By:	/s/ William Kachioff
Its:	CFO

LANDLORD:

ARE-SD REGION NO. 18, LLC, a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:	/s/ Gary Dean
Its:	GARY DEAN
VP - RELEGAL AFFAIRS

EXHIBIT A

The Expansion Premises

5810 Nancy Ridge Drive

Existing Premises
38,369 RSF

Expansion Premises - 9,849 RSF
Currently occupied by MedVantx
MedVantx lease expiration: 2/28/2013

ALEXANDRIA.
Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

1

EXHIBIT B

Work Letter

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain First Amendment to Lease dated Nov 1, 2011 (the “Amendment”), by and between ARE-SD REGION NO. 18, LLC, a Delaware limited liability company (“Landlord”), and BIOCEPT, INC., a California corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Amendment.

1.        General Requirements.

(a)        Tenant’s Authorized Representative.  Tenant designates Tom Burns (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)        Landlord’s Authorized Representative.  Landlord designates Jay Ingram and Rodney Hunt (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)        Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.        Tenant Improvements.

(a)        Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature. Other than (i) funding the TI Allowance (as defined below), and (ii) complying with its obligations as expressly provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy. Landlord and Tenant acknowledge and agree that Tenant may elect not to construct all of the Tenant Improvements at one time, and that the process for approval and completion set forth below may need to be repeated on more than one occasion for separate phases of the Tenant Improvements.

(b)        Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements prior to the commencement of construction of the Tenant Improvements. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)        Working Drawings.  Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)        Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.        Performance of the Tenant Improvements.

(a)      Commencement and Permitting of the Tenant Improvements.    Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)        Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)        Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)        Substantial Completion.    Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.       Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)       Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)       Implementation of Changes.  If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.        Costs.

(a)       Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of The Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 4% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund. Such Administrative Rent shall cover, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements, for disbursement by Landlord as described in Section 5(d).

(b)       TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $25.00 per rentable square foot of the Premises, or $1,205,450 in the aggregate which shall, to the extent used, result in adjustments to the Annual Basic Rent as set forth in the Lease. The TI Allowance, which may be disbursed to Tenant in multiple phases, shall be disbursed in accordance with this Work Letter. Notwithstanding anything to the contrary in this Work Letter or the Amendment, Tenant may in its sole discretion elect not to seek reimbursement from Landlord for the costs associated with some or all of the Tenant Improvements. In the event Tenant makes such an election with respect to all or any portion of the Tenant Improvements, Tenant shall comply with all other terms, conditions and provisions of this Work Letter with respect to such Tenant Improvements except that Tenant shall not seek reimbursement from Landlord in connection with such Tenant Improvements (and, therefore, shall not be obligated to pay an TI Rent in connection therewith).

Tenant shall have no right to the use or benefit (including any reduction to Annual Basic Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before October 31, 2013.

(c)        Costs Includable in TI Allowance.  The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the payment of architectural and other consulting fees and the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes, and including the cost of data and phone cabling and other IT infrastructure costs (collectively, “TI Costs”). Except as set forth above in this Section 5(c), the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)        Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first thereafter disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

(e)        Payment for TI Costs.  During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6.          Miscellaneous.

(a)        Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)        Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

EXHIBIT C

Acknowledgment of Expansion Premises Commencement Date

This ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE is made this              day of                     ,         , between ARE-SD REGION NO. 18, LLC, a Delaware limited liability company (“Landlord”), and BIOCEPT, INC., a California corporation (“Tenant”), and is attached to and made a part of the Lease dated March 31, 2004, as amended by that First Amendment to Lease dated                 , 2011 (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Expansion Premises Commencement Date is                     ,          and the termination date of the Base Term of the Lease shall be midnight on October 31, 2018. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Expansion Premises Commencement Date, this Acknowledgment of Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

BIOCEPT, INC., a California corporation

By:

Its:

LANDLORD:

ARE-SD REGION NO. 18, LLC, a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:

Its:

C-1